Exhibit 99.1

OPNET Reports Record Revenue and Earnings for Fiscal Q2 2004

•	Record revenue of $13.4 million
•	Record operating margins of 14.3%
•	Record diluted EPS of 7 cents

BETHESDA, MD –October 28, 2003– OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of management software for networks and applications, today announced financial results for its second fiscal quarter ended September 30, 2003. Revenue for the quarter ended September 30, 2003 was $13.4 million compared to $11.1 million for the same quarter in the prior year. Earnings per share for the second quarter of fiscal 2004 was $0.07 on a diluted basis, compared to $0.03 in the same quarter of the prior year.

For the six months ended September 30, 2003 and 2002, revenues were $25.7 million and $22.3 million, respectively. Earnings per share for the six months ended September 30, 2003 was $0.10 on a diluted basis, compared to $0.05 in the comparable period ended September 30, 2002.

OPNET Chairman & CEO, Marc A. Cohen, stated, “ We are extremely pleased to report a record-breaking quarter across key metrics, including revenue, operating income, operating margins, and diluted earnings per share. The significant increase in operating margin in Q2 demonstrates the substantial operating leverage of our business model. Our top-line growth was driven by sales execution, and we plan on continuing to scale our direct sales force to fuel future growth.”

Third Quarter Fiscal Year 2004 Financial Outlook

OPNET expects fiscal third quarter revenue to be between $13.5 and $14.0 million and diluted earnings to be between 6 and 8 cents per share. These amounts represent management’s current expectations about the Company’s future financial performance, based on information available at this time.

Financial Highlights for the Second Quarter of Fiscal Year 2004

•	Grew revenue year over year 20.6% to a record $13.4 million from $11.1 million in revenue for the second quarter of fiscal 2003. Revenue for the quarter grew sequentially 8.9% from $12.3 million for the first quarter of fiscal 2004.

•	Expanded operating margins sequentially from 7.3% to 14.3% in the quarter resulting in record operating income of $1.9 million.

•	Increased diluted earnings per share 75% to a record 7 cents from 4 cents in the first quarter of fiscal 2004.

•	Maintained a strong balance sheet with $73.5 million in cash and marketable securities at September 30, 2003.

•	Increased deferred revenues to a record $11.4 million from $11 million at the end of the first quarter of fiscal 2004.

The Company will hold an investor conference call on Tuesday, October 28, 2003 at 5:00 pm Eastern Time to review financial results for the second quarter of fiscal 2004. Investors will be able to listen to the call by calling 877-407-9210 in the U.S. or 201-689-8049 for international callers, and enter password OPT-04, or use the webcast at www.opnet.com, or at www.vcall.com (click on OPNT under “Today’s VCalls”). Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software. Call the replay phone number at 877-660-6853 or 201-612-7415 for international callers. For replay, enter account # 1628, conference ID # 79559. The replay will be available from 7:00 pm Eastern Time October 28th through 11:59 pm Eastern Time October 31st. The webcast will be available at www.opnet.com or at www.vcall.com, archived for seven days.

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. is a leading provider of management software for networks and applications. For more information about OPNET and its products, visit www.opnet.com.

OPNET and OPNET Technologies, Inc. are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts, including statements about expected financial performance in future periods, constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”) assumes no obligation to update these statements. Forward-looking statements are based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. For a discussion of risk factors that could affect OPNET’s future performance, see OPNET’s most recent 10-Q, filed with the Securities & Exchange Commission. These risks include, among others, the evolving nature of our market, the length and variability of our sales cycle, and risks regarding our ability to successfully expand our sales force.

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Note to editors: The word OPNET is spelled with all upper-case letters.

OPNET Technologies, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2003	2002	2003	2002
	(in thousands, except per share data)
Revenues:
New software licenses and other	$6,708	$4,884	$12,874	$10,239
Software license updates and technical support	3,626	3,130	6,967	6,126
Professional services	3,067	3,098	5,865	5,900

Total revenues	13,401	11,112	25,706	22,265

Cost of revenues:
New software licenses and other	231	190	488	380
Software license updates and technical support	367	428	743	904
Professional services	1,717	1,076	3,254	2,280
Amortization of acquired technology	125	126	250	251

Total cost of revenues	2,440	1,820	4,735	3,815

Gross profit	10,961	9,292	20,971	18,450

Operating expenses:
Research and development	3,109	3,234	6,306	6,375
Sales and marketing	4,553	4,452	9,080	8,970
General and administrative	1,388	1,183	2,770	2,368

Total operating expenses	9,050	8,869	18,156	17,713

Income from operations	1,911	423	2,815	737
Interest and other income, net	150	241	301	524

Income before provision for income taxes	2,061	664	3,116	1,261
Provision for income taxes	717	151	1,008	316

Net income	$1,344	$513	$2,108	$945

Basic net income per common share	$0.07	$0.03	$0.11	$0.05

Diluted net income per common share	$0.07	$0.03	$0.10	$0.05

Weighted average common shares outstanding (basic)	19,603	19,263	19,528	19,213

Weighted average common shares outstanding (diluted)	20,479	19,918	20,310	19,879

OPNET Technologies, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	September 30, 2003	March 31, 2003
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$28,073	$70,251
Marketable securities	45,452	—

Total cash and marketable securities	73,525	70,251

Accounts receivable, net	9,445	6,420
Unbilled accounts receivable	1,692	933
Prepaid expenses and other current assets	1,822	1,412

Total current assets	86,484	79,016

Property and equipment, net	6,541	7,008
Intangible assets, net	1,317	1,566
Goodwill	12,212	12,212
Other assets	852	839

Total assets	$107,406	$100,641

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,302	$215
Accrued liabilities	3,683	2,756
Deferred and accrued income taxes	406	172
Deferred revenue	10,761	9,694

Total current liabilities	16,152	12,837

Note payable	300	300
Deferred rent	820	632
Deferred revenue	622	484

Total liabilities	17,894	14,253

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock	—	—
Common stock	26	26
Additional paid-in capital	74,627	73,600
Deferred compensation	(19)	(59)
Retained earnings	19,011	16,903
Accumulated other comprehensive loss (income)	(33)	18
Treasury stock	(4,100)	(4,100)

Total stockholders’ equity	89,512	86,388

Total liabilities and stockholders’ equity	$107,406	$100,641